Greenhouse Solutions Inc. Announces Completion of Phase II for Doctors Orders Denver Cultivation With Video Update

GREENWOOD VILLAGE, CO--(Marketwired - April 14, 2015) - Greenhouse Solutions Inc. (OTC PINK: GRSU) is pleased to announce that the company has completed its design/build of phase II of the 56,000 square foot cultivation facility for Doctor's Orders Denver. The company previously announced that it had been engaged in the design and build of a 56,000 square foot, state-of-the-art cultivation center for Doctor's Orders, an industry-leading cultivation and dispensary group based in Denver, Colorado. As previously announced, Doctor's Orders agreed to allow the company to photograph the operation from start to finish with the goal to document progress of the build. Progress photos will be available at www.greenhousesolutionsinc.com

"We couldn't be more pleased with the progress we've made on this facility," stated John Michak, Greenhouse Solutions' Chief Operating Officer. "This facility will be proof of the capability of the Company's design and build division," he concluded.

The Phase II completion for the client is operating square footage of approximately 30,000 square feet with 240 flower lights and 100 vegetative lights. The client plans to break ground on Phase III immediately under the company team consultancy and the project is scheduled to be completed by the beginning of the third quarter. The company will continue to provide photograph and video updates as progress continues.

About Greenhouse Solutions, Inc.

Greenhouse Solutions operates three distinct business units within the burgeoning cannabis market: Greenhouse Solutions' Design & Consulting Service offers an all-inclusive solution to the expansion and efficiency of hydroponic and agricultural businesses nationwide. The Company is able to supply a comprehensive solution to the design, build, implementation, production, and expansion of all variations of indoor, outdoor and greenhouse agricultural business; Greenhouse Solutions' Product Development develops, markets, produces and sells cannabidiol ("CBD") products for both the personal health and companion pet markets utilizing a licensed probiotic delivery system (US Patent #6,080,401) and other licensed formulas. Cannabidiol (CBD) is a naturally-occurring substance found in both the cannabis and hemp species of the Cannabis Sativa plant; and Growhouse Solutions acts as a distributor for a variety of equipment, supplies and nutrients for the hydroponic industry. GreenHouse Solutions encourage all current and prospective shareholders to visit our website at: http://www.greenhousesolutionsinc.com or Greenhouse's Facebook page at https://m.facebook.com/Greenhousesolutionsinc

SEC Disclaimer

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in Greenhouse Solutions' ("the

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Company's") business plan. The completion of Doctor's Orders Phase II should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov; statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Contact:
Greenhouse Solutions Inc.
investors@greenhousesolutionsinc.com
www.greenhousesolutionsinc.com
1-877-521-2399